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                                 United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 1-6123

                               Craig Corporation
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             (Exact name of registrant as specified in its charter)


           550 South Hope Street, Suite 1825, Los Angeles, CA 90071
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.25 per share
          Class A Common Preference Stock, par value $0.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [_]
               Rule 12h-3(b)(1)(i)  [_]

       Approximate number of holders of record as of the certification or notice date: One

       Pursuant to the requirements of the Securities Exchange Act of 1934, Craig Corporation has cause this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           CRAIG CORPORATION

DATE:  December 31, 2001                   By: /s/ Andrzej Matyczynski
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                                              Andrzej Matyczynski, Chief
                                              Financial Officer